EXHIBIT 4.104

AMENDMENT NO. 1 TO FIFTH AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 1 TO FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of December 2, 2013 (this “Amendment”), is entered into in connection with that certain FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of December 27, 2012 (as amended, supplemented, restated or replaced from time to time, the “Agreement”), by and among CAC WAREHOUSE FUNDING CORPORATION II, a Nevada corporation, (the “Borrower”), CREDIT ACCEPTANCE CORPORATION, a Michigan corporation, (“Credit Acceptance”) as the originator, the servicer or the custodian, WELLS FARGO BANK, NATIONAL ASSOCIATION, as an investor for the VFCC Purchaser Group (an “Investor”) and the other Investors from time to time party thereto, VARIABLE FUNDING CAPITAL COMPANY, LLC, a Delaware limited liability company (“VFCC”), a CP conduit or a lender, and the other CP conduits from time to time party thereto, WELLS FARGO SECURITIES, LLC, a Delaware limited liability company (“WFS”), as deal agent (the “Deal Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association with its headquarters in Charlotte, North Carolina (“Wells Fargo”), as the liquidity agent for the VFCC Purchaser Group (a “Liquidity Agent”) and the other Liquidity Agents from time to time party thereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION,  as the backup servicer (in such capacity, the “Backup Servicer”) and collateral agent (in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS

WHEREAS, each of the signatories hereto is party to the Agreement; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby expressly acknowledged, and intending to be legally bound hereby, the signatories hereto agree as follows:

AGREEMENT

SECTION 1. Definitions.  Capitalized terms used and not defined in this Amendment shall have the meanings given to such terms in the Agreement.

SECTION 2. Amendments.

2.1 Each of the following defined terms appearing in Section 1.1 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

Contract Files: With respect to each Contract, the fully executed original counterpart of the Contract or, in the case of any Contract constituting electronic chattel paper, the Authoritative Electronic Copy of the Contract (in each case, for UCC purposes), the Certificate of Title with respect to the related financed vehicle or other evidence of lien, all original or electronic instruments modifying the terms and conditions of such Contract and the original or electronic endorsements or assignments of such Contract.

Records: The Dealer Agreements, Contracts, Contract Files and all other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related contracts, records and other media for storage of information) in each case whether tangible or electronic that are maintained with respect to the Loans and the Contracts and the related Obligors.

2.2 The following new defined term is hereby added to Section 1.1 of the Agreement in the appropriate alphabetical sequence:

Authoritative Electronic Copy:  With respect to any Contract stored in an electronic medium, the single electronic “authoritative copy” (within the meaning of Section 9-105 of the UCC) of such Contract (i) that constitutes the single authoritative copy of the record or records comprising the related chattel paper which is unique, identifiable and, except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) that identifies Credit Acceptance as the sole assignee thereof, (iii) is communicated to and maintained by Credit Acceptance, (iv) copies or revisions to which that add or change an identified assignee thereof can only be made with the participation of Credit Acceptance, (v) for which any copy thereof is readily identifiable as a copy that is not the authoritative copy and (vi) for which any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

2.3 The defined term “Eligible Dealer Loan” appearing in Section 1.1 of the Agreement is amended by (i) deleting the word “and” from the end of clause (o) thereof, (ii) replacing the period (“.”) at the end of clause (p) thereof with “; and” and (iii) adding the following clause (q) therein:

(q)           if any Dealer Loan Contract securing such Dealer Loan is an electronic contract, such electronic contract constitutes “electronic chattel paper” and there is only a single “authoritative copy” (as such terms are used in Section 9-105 of the UCC) of such electronic contract and such “authoritative copy” constitutes an Authoritative Electronic Copy.

2.4 Clauses (a) and (m) of the defined term “Eligible Purchased Loan” appearing in Section 1.1 of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(a)           which has been originated in the United States by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer’s business and is evidenced by a fully and properly executed Purchased Loan Contract of which there is only one original executed copy (or, if such Purchased Loan Contract is an electronic contract, there is only a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) of such electronic contract and such “authoritative copy” constitutes an Authoritative Electronic Copy);

(m)           which (i) constitutes either “tangible chattel paper,” “electronic chattel paper” or “payment intangible” each as defined in the UCC in the Relevant UCC State, (ii) if “tangible chattel paper,” shall be maintained in its original “tangible” form, unless the Collateral Agent has consented in writing to such chattel paper being maintained in another form or medium, and (iii) if “electronic chattel paper,” there is only a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) and such “authoritative copy” constitutes an Authoritative Electronic Copy;

2.5 Clause (a)(vi) appearing in Section 4.2 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(vi)           each Contract and Purchased Loan constitutes tangible or electronic chattel paper; and

2.6 Section 5.4(e) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(e)           Preservation of Security Interest.  The Servicer will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Collateral Agent as agent for the Secured Parties in, to and under the Collateral.  In its capacity as Custodian, it will maintain possession of, or control over, the Contract Files and Records, as Custodian for the Secured Parties, as set forth in Section 6.2(c).

2.7 The following new clause (j) is hereby inserted at the end of Section 5.5 of the Agreement:

(j)           Electronic Contracts.  Credit Acceptance will not transfer to the Borrower any Purchased Loan Contract constituting electronic chattel paper or any Dealer Loan secured by a Dealer Loan Contract constituting electronic chattel paper, in either case, unless and until all of the following conditions precedent have been satisfied:  (i) Credit Acceptance shall have delivered to the Deal Agent at least 10 days prior written notice of the first such transfer, (ii) prior to the first such transfer, Credit Acceptance shall have delivered or caused to be delivered to the Collateral Agent, the Deal Agent and the Lender (x) an Opinion of Counsel in form and substance acceptable to the Deal Agent in its sole discretion (which may be a reasoned opinion as to what a court would hold) substantially to the effect that, assuming specific procedures are followed by Credit Acceptance, Credit Acceptance’s security interest (as defined in the UCC) in the Contracts constituting electronic chattel paper will be perfected by “control” and (y) Opinions of Counsel with respect to security interest matters in form and substance reasonably satisfactory to the Deal Agent substantially to the effect of the opinions with respect to security interest matters delivered on December 27, 2012 pursuant to Section 3.1 of this Agreement and (iii) Credit Acceptance shall have "control" of such electronic chattel paper within the meaning of Section 9-105 of the UCC.

2.8 Clauses (i), (iv)(B) and (v) appearing in Section 6.2(c) of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(c)           (i)           The Borrower, Deal Agent and Collateral Agent hereby revocably appoint Credit Acceptance as custodian (or if there has been a Successor Servicer appointed hereunder then such Successor Servicer shall be appointed as Custodian in accordance with Section 6.2(d)), and Credit Acceptance hereby accepts such appointment, to hold and maintain physical possession of the Contract Files and all Records (or with respect to any Contract constituting electronic chattel paper, to maintain "control" (within the meaning of Section 9-105 of the UCC) of the Authoritative Electronic Copy thereof) (in such capacity together with its successors in such capacity, the “Custodian”). The Contract Files and Records are to be delivered to the Custodian or its designated bailee by or on behalf of the Borrower, the Deal Agent and Collateral Agent within two (2) Business Days preceding the Funding Date or within 2 Business Days after each Addition Date, as the case may be, with respect to each Loan acquired on the Funding Date or Addition Date.

(iv)           (B)           carry out such policies and procedures in accordance with its customary actions with respect to the handling and custody of the Contract Files and Records so that the integrity and physical possession of the Contract Files and Records (or with respect to any Contract constituting electronic chattel paper, the integrity and "control" (within the meaning of Section 9-105 of the UCC) of the Authoritative Electronic Copy thereof) will be maintained.

(v)           Credit Acceptance shall have the obligation (i) to physically segregate the Contract Files (to the extent held in physical form) from the other custodial files it is holding for its own account or on behalf of any other Person, (ii) to physically mark the Contract folders (to the extent held in physical form) to demonstrate the transfer of Contract Files and the Collateral Agent’s security interest hereunder, (iii) mark its computer records indicating the transfer of any Contract Files relating to Contracts constituting electronic chattel paper and the Collateral Agent’s security interest hereunder, and (iv) with respect to each Contract constituting electronic chattel paper, cause the single “authoritative copy” (within the meaning of Section 9-105 of the UCC) to be communicated to and maintained at all times by Credit Acceptance such that the “authoritative copy” constitutes an Authoritative Electronic Copy at all times.

SECTION 3. Conditions to Effectiveness.   This Amendment shall become effective on and as of the date hereof, upon the receipt by the Deal Agent of an executed counterpart of this Amendment from each party hereto.

SECTION 4. Severability of Provisions.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5. Captions.  The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 6. Agreement to Remain in Full Force and Effect.  Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects.  All references in the Agreement to “herein,” or words of like import, and all references to the Agreement in any agreement or document shall hereafter be deemed to refer to the Agreement as amended hereby.

SECTION 7. GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.

SECTION 9. Representations and Warranties.  The Borrower hereby certifies that (i) the representations and warranties made by it in Section 4.1 of the Agreement are true and correct as of the date hereof, as though made on and as of the date hereof and (ii) as of the date hereof, there is no Termination Event or Servicer Termination Event or event which, with the passage of time of the giving of notice, could result in a Termination Event or a Servicer Termination Event.

SECTION 10. Waiver of Notice.  Each of the parties hereto hereby waives any notice in connection with the execution and delivery of this Amendment.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

CAC WAREHOUSE FUNDING

CORPORATION II, as Borrower

By:	/s/ Douglas W. Busk

Name: Douglas W. Busk
Title: Treasurer

CREDIT ACCEPTANCE CORPORATION,
as the Servicer and Custodian

By:	/s/ Douglas W. Busk

Name: Douglas W. Busk
Title: Senior Vice President and Treasurer

Amendment No.1 to Fifth Amended and Restated
Loan and Security Agreement

WELLS FARGO SECURITIES, LLC,
as Deal Agent

By:	/s/ Chad Kobos

Name:
Title:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Liquidity Agent and Investor

By:	/s/ Adam Bowman

Name: Adam Bowman
Title: Director

Amendment No.1 to Fifth Amended and Restated
Loan and Security Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Backup Servicer and
Collateral Agent

By:	/s/ Julie Tanner Fischer

Name: Julie Tanner Fischer
Title: Vice President

Amendment No.1 to Fifth Amended and Restated
Loan and Security Agreement